Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 6,000,000 shares of common stock of Modular Medical, Inc. of our report dated June 20, 2025, with respect to the consolidated balance sheets of Modular Medical, Inc. as of March 31, 2025 and 2024 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which appears in the Annual Report on Form 10-K of Modular Medical, Inc. filed with the Securities and Exchange Commission on June 20, 2025. Our report dated June 20, 2025, relating to those consolidated financial statements, includes an emphasis of matter paragraph relating to uncertainty as to Modular Medical, Inc.’s ability to continue as a going concern.

/s/ Farber Hass Hurley LLP
Chatsworth, California
March 17, 2026